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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
    GOLDSTEIN,    JONAH               L.         CITYSCAPE FINANCIAL CORP. (CTYS)               to Issuer (Check all applicable)
-----------------------------------------------------------------------------------------       _X_ Director       ___ 10% Owner
  (Last)          (First)          (Middle)   3. IRS or Social Security 4. Statement for
                                                 Number of Reporting       Month/Year           _X_ Officer (give  ___ Other
    7 BRIARCLIFF LANE                            Person (Voluntary)        APRIL 1997                       title      (Specify
---------------------------------------------                         -------------------                   below)     below)
                 (Street)
                                                                                                          General Counsel
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                                                                        5. If Amendment,     7. Individual or Joint/Group Filing
                                                                           Date of Original     Reporting (Check Applicable Line)
                                                                           (Month/Year)          X  Form filed by One Reporting
                                                                                                --- Person
                                                                                                    Form filed by More than One
  GLEN COVE        NEW YORK          11542                                                      --- Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Securi-   6. Owner-     7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)          ties Beneficially      ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         Owned at               Form:         direct
                                               (Instr. 8)                               End of Month           Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)       (D) or        cial
                                   Day/   ---------------------------------------                              Indirect      Owner-
                                   Year)  Code    V      Amount   (A) or    Price                              (I)           ship
                                                                  (D)                                          (Instr. 4)    (Instr.
                                                                                                                              4)

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  Common Stock                                                                               381,352              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)
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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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  EMPLOYEE STOCK              $13.25      4/22/97     A   V   12,000           4/22/97 4/22/07   COMMON    12,000
  OPTION (RIGHT TO BUY)                                                                           STOCK
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  EMPLOYEE STOCK               $2.50                                            7/1/95  6/1/05   COMMON    40,000
  OPTION (RIGHT TO BUY)                                                                           STOCK
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  EMPLOYEE STOCK               $2.50                                            7/1/96  6/1/05   COMMON    40,000
  OPTION (RIGHT TO BUY)                                                                           STOCK
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  EMPLOYEE STOCK               $2.50                                            7/1/97  6/1/05   COMMON    40,000
  OPTION (RIGHT TO BUY)                                                                           STOCK
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  EMPLOYEE STOCK               $2.50                                            7/1/98  6/1/05   COMMON    30,000
  OPTION (RIGHT TO BUY)                                                                           STOCK
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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  EMPLOYEE STOCK                12,000                       D
  OPTION (RIGHT TO BUY)
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  EMPLOYEE STOCK                40,000                       D
  OPTION (RIGHT TO BUY)
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  EMPLOYEE STOCK                40,000                       D
  OPTION (RIGHT TO BUY)
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  EMPLOYEE STOCK                40,000                       D
  OPTION (RIGHT TO BUY)
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  EMPLOYEE STOCK                30,000                       D
  OPTION (RIGHT TO BUY)
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Jonah L. Goldstein           5/7/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not                      Page 2
required to respond unless the form displays a currently valid OMB Number.                                           SEC 1474 (7/96)

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